EXHIBIT 99.1

For Immediate Release

For more information:
Rex S. Schuette
Chief Financial Officer
(706) 781-2266
Rex_Schuette@ucbi.com
UNITED COMMUNITY BANKS, INC. ANNOUNCES
HIRING OF ROB EDWARDS AS CHIEF CREDIT OFFICER

-25 years in credit management
-Most recently SVP and executive credit officer at a large-regional bank
-Will support United’s strategic growth

BLAIRSVILLE, GA – January 27, 2015 – United Community Banks, Inc. (NASDAQ:UCBI) announced today that veteran credit manager Rob Edwards has joined the company as executive vice president and chief credit officer for United Community Banks, Inc. and its banking subsidiary, United Community Bank.  Edwards’ entire professional career has been in the banking industry with more than 25 years in credit management.

“We are delighted to welcome Rob to the United leadership team,” said Lynn Harton, president and chief operating officer of United Community Bank.  “I have had the privilege of working with Rob for a number of years and am pleased to introduce such a skilled veteran to lead our credit team.  His experience and passion for this industry will allow us to continue to support our top-notch client service and the growth of United Community Bank.”

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Edwards is replacing David Shearrow as chief credit officer due to Shearrow’s previously announced retirement effective January 31, 2015.  Edwards most recently served as senior vice president, executive credit officer at TD Bank where he had been responsible for Commercial Credit Approval for a large portion of the bank’s footprint.  He also led the Credit Risk Analytics and Credit Policy groups where he was responsible for stress testing, the allowance for loan losses, and credit risk model development.  Prior to his role at TD Bank, Edwards served as chief credit officer for The South Financial Group.  He has also held senior credit positions with Regions Financial Corporation and BB&T Corporation.

“The opportunity to be part of such a successful team and growing company is very exciting,” said Edwards. “I am honored to join a strong organization known for its long history of superb customer service.  I look forward to playing an integral role in continuing to build the credit culture and delivering solid credit performance for United Community Bank.”

Edwards is a graduate of Eastern Nazarene College and received his Master’s in Business Administration from Florida Atlantic University. Edwards and his wife, Terry, live in Greenville, South Carolina and have two children. He currently serves as chairman of the Finance Committee and teaches Sunday school at Greenville First Church of the Nazarene.

About United Community Banks, Inc.
United Community Banks, Inc. (NASDAQ: UCBI) is a bank holding company based in Blairsville, Georgia, with $7.6 billion in assets.  The company’s banking subsidiary, United Community Bank, is one of the Southeast region’s largest full-service banks, operating in 103 offices in Georgia, North Carolina, South Carolina and Tennessee.  The bank specializes in providing personalized community banking services to individuals, small businesses and corporations.  Services include a full range of consumer and commercial banking products, including mortgage, advisory and treasury management.  United Community Bank is consistently recognized for its outstanding customer service by respected national research firms.  In 2014, United Community Bank was ranked first in customer satisfaction in the southeast by J.D. Power.  In 2015, United Community Bank ranked fourteen on the Forbes list of America’s Best Banks.  Additional information about the company and the bank’s full line of products and services can be found at www.ucbi.com.

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